Exhibit 5.3

Robert Alan Heym
Rechtsanwalt, Dipl.-Kfm.

Assistant: Susanne Kast
AAR CORP	T +49 89 689077-231
1100 North Wood Dale Road	F +49 89 689077-100
Wood Dale, Illinois 60191	r.heym@gvw.com
USA
Maximiliansplatz 10 ¦ Im Luitpoldblock
80333 München

9 December 2013

AAR CORP.

7¼% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special legal advisers (Rechtsanwälte) to Telair International GmbH, a limited liability company formed under the laws of Germany, having its registered office at Bodenschneidstraße 2, 83714 Miesbach, Germany, registered with the commercial register of the Local Court of Munich under HRB 41226 (the “German Guarantor” or “Company”) and an indirect subsidiary of AAR CORP., a Delaware corporation (the “Parent”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $150 million of the Parent’s 7¼% Senior Notes due 2022 (the “Exchange Notes”) and related subsidiary guarantees to be issued pursuant to an indenture dated as of January 23, 2012 (the “Indenture”), as supplemented as of November 30, 2012 (the “Supplemental Indenture”) by and among the Parent, the Guarantors signatory thereto (including the German Guarantor) and U.S. Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be offered in exchange for the Parent’s outstanding 7¼% Senior Notes due 2022 issued in an exempt offering pursuant to Rule 144A of the Securities Act on April 15, 2013.

This Legal Opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”), being filed by the Parent and certain of its subsidiaries (including the German Guarantor) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

1.                                      Documents Reviewed

For the purpose of this Legal Opinion, we have examined copies of the following documents as well as all other documents available to us that we deemed necessary to form our opinion from a German legal perspective (together the “Documents”):

1.1                               an online excerpt from the electronic data base of the commercial register portal of the German Federal States (Gemeinsames Registerportal der Länder) of the German Guarantor dated October 11, 2013 10:06 a.m. (the “Guarantor Excerpt”);

1.2                               a copy of the Articles of Association (Gesellschaftsvertrag) of the German Guarantor dated May 16, 2012;

1.3                               a copy of the list of shareholders (Gesellschafterliste) of the German Guarantor dated December 2, 2011;

1.4                               a copy of the Indenture and the Supplemental Indenture;

1.5                               a copy of the draft registration statement (the “Registration Statement”);

1.6                               a copy of the draft of the form of the Registered Notes;

1.7                               a copy of the draft of the Prospectus dated September 10, 2013 (the “Preliminary Prospectus”);

1.8                               a copy of the executed Shareholders´ Resolution of the sole shareholder of the German Guarantor as of April 2013 resolving upon the issuance of the guarantee in connection with the issuance of the Exchange Notes by the German Guarantor and

1.9                               a copy of the executed Shareholders´ Resolution of the sole shareholder of the German Guarantor as of November 2012 resolving upon the execution of the Supplemental Indenture by the German Guarantor.

Items 1.4 to 1.7 above are hereinafter collectively referred to as the “Transaction Documents”.

2.                                      Assumptions

In considering the Documents and rendering this Legal Opinion we have assumed without further enquiry that:

2.1                               all documents supplied to us as copies conform with the relevant originals;

2.2                               all documents submitted to us whether as originals or copies are authentic and complete;

2.3                               the signatures on each document supplied to us are the genuine signatures of the individuals which we have been informed have signed each such document;

2.4                               the documents which have been examined by us in draft or specimen form will be or have been executed in the form of that draft or specimen;

2.5                               nothing in this Legal Opinion is affected by any document other than the Documents;

2.6                               any powers of attorney used for the execution of any Documents were validly conferred to the relevant persons who have executed on behalf of any party (other than the German Guarantor) to any of the Documents and that none of the powers of attorney or sub-powers of attorney used for such purpose has been revoked prior to the execution of any Document;

2.7                               all statements of fact made in the Documents are correct;

2.8                               the commercial register excerpts are accurate and complete as of their respective dates and no changes to the facts related therein have occurred between the date each such excerpt was issued and the date hereof;

2.9                               all individuals who have executed or, in case of resolutions, passed and delivered on behalf of the parties thereto any of the Documents have and had at all relevant times (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the relevant parties (other than the German Guarantor), in executing and delivering the Documents;

2.10                        the Exchange Notes will be issued as described in the Registration Statement;

2.11                        the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added;

2.12                        Insofar as the Transaction Documents are not subject to German law, they comply with the respective applicable laws, e.g. the Laws of the State of New York (USA);

2.13                        the terms and provisions of each of the Documents and the execution, delivery, performance and enforcement of any Document by or against any party thereto or any other persons affected thereby (including without limitation the obtaining of all necessary consents, licenses, approvals and authorisations, the making of all necessary filings, lodgements, registrations and notifications and the payment of all stamp duties and other documentary taxes) duly comply with all relevant laws (other than those of the Federal Republic of Germany) as may apply thereto;

2.14                        the obligations of the German Guarantor under the Transaction Documents constitute legal, valid and binding obligations of the German Guarantor under the Laws of the State of New York (USA).

3.                                      Laws Considered

3.1                               The undersigned is a member of the bar association (Rechtsanwaltskammer) in Munich and licensed as an attorney (Rechtsanwalt) in Germany. The Legal Opinion therefore is limited to matters of German law as presently in effect. We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.

3.2                               We have not been instructed to review any accounting (Rechnungswesen), tax (Abgaben- und Steuerrecht) or regulatory (Aufsichtsrecht) matters and any reference to German law in this opinion shall exclude the laws relating to such matters.

4.                                      Opinion

Subject to the assumptions, qualifications and limitations stated in this Legal Opinion and to any factual matters or documents not disclosed to us which would affect the conclusions set out below, we are — as to the date hereof — of the following opinions:

4.1                               Mr. Axel Hauner was duly authorised and empowered to act in the name and on behalf of the German Guarantor and execute, severally and with single signature, the Transaction Documents.

4.2                               The Transaction Documents have been duly authorized and executed by the German Guarantor insofar as the German Guarantor is a party to these documents.

4.3                               The obligations of the Guarantor under the Transaction Documents constitute obligations enforceable against the German Guarantor in Germany in accordance with its terms, except as may be limited by the provisions (i) of German law of conflicts on public policy (ordre public), (ii) in respect to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law) and general principles of share capital protection (Kapitalerhaltungsrecht) under German law.

5.                                      Qualifications

This Legal Opinion is subject to the following limitations and qualifications:

5.1                               For the purposes of the Legal Opinion we have relied on the correctness and completeness of the register excerpts obtained from the electronic data base of the commercial register portal of the German Federal States (Gemeinsames Registerportal der Länder). Pursuant to the applicable legal provisions, entries in the commercial register are made by qualified legal personnel upon review of the relevant documents. Although excerpts from the commercial register do not necessarily constitute conclusive evidence of the matters reflected therein, they are as a practical matter, for business purposes, considered sufficient proof of the facts stated therein.

5.2                               The Legal Opinion is limited to the matter stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein.

5.3                               The term “enforceable” as used in this Legal Opinion means the obligations of Telair International GmbH under the Transaction Documents are of a type and form enforced by German courts. It does not mean that each obligation will be enforced in accordance with its terms in every circumstance in Germany. Such enforcement is subject to the nature or the remedies available in the courts of Germany, the acceptance of such courts of jurisdiction, the powers of such courts to stay proceedings and other principles of law and equity and other procedures of general application.

5.4                               Provisions requiring payment of default interest or amounts payable consequent on a default may not be enforceable if construed as a penalty or interest on interest.

5.5                               If a German court considers it to be impossible, contrary to fundamental rules of equity (“Treu und Glauben”), or against public policy (incl. usury laws) for an obligation to be performed such obligation would be held void and general German law requirements of fair dealing and public policy may lead to equitable rights being upheld in German courts or may render the contracts or commitments void, voidable or unenforceable.

5.6                               The effectiveness and/or enforceability of the Transaction Documents against the German Guarantor is subject to general principles of share capital protection (“Kapitalerhaltungsrecht”) under German law.

6.                                      Observations

6.1                               We have not been responsible for investigating or verifying the accuracy of any facts, or statements of foreign law, nor the reasonableness of any statements of opinion contained in the Documents. Moreover, we have not conducted any due diligence of factual matters for the purposes of the Legal Opinion and our Legal Opinion does not purport to express or imply any opinion with regard to such matters. Nothing in the Legal Opinion should be taken as expressing an opinion with respect to the representations and warranties, or other factual statements, contained in any of the documents referred to above.

6.2                               The opinions contained herein are expressions of professional judgment regarding the legal matters addressed.

6.3                               The Legal Opinion speaks as of its date only and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to in this Legal Opinion.

6.4                               This opinion letter is based as to matters of law solely on the applicable provisions of the German Law. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

7.                                      Reliance

7.1                               Pursuant to the Indenture and the Supplemental Indenture this Legal Opinion is addressed to the Parent and may further be relied upon by any purchaser of the Exchange Notes (the “Third Party Beneficiaries”).

7.2                               It may also be relied upon by the Commission for information purposes as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

7.3                               It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)           any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

(b)           the officers, employees, auditors and professional advisers of the addressee;

(c)           any affiliate of any addressee and the officers, employees, auditors and professional advisers of such affiliate;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any party to whom such disclosure is made and (iii) (other than in relation to disclosure under paragraph (a)) such party agrees not to further disclose this Legal Opinion or its contents to any other person, other than as permitted above, without our prior written consent.

7.4                               This Legal Opinion and any professional liability issues hereunder are governed by the laws of the Federal Republic of Germany. Any legal disputes between us and the addressee and/or Third Party Beneficiaries arising in connection with this Legal Opinion will be brought before a German court, the courts of Munich have exclusive jurisdiction with respect to any matters of professional liability arising hereunder and our professional liability to the addressee of this Legal Opinion and any Third Party Beneficiaries shall not exceed

ONE MILLION EURO

(the “Overall Maximum”)

unless we or our employees can be charged with gross negligence or wilful misconduct.

The Overall Maximum shall apply to the effect that the addressee of this Legal Opinion and any Third Party Beneficiaries cannot claim more than the amount of 1,000,000 EURO. The addressee of this opinion and any Third Party Beneficiaries are deemed to have accepted these conditions when they rely on this Legal Opinion, a delivery of the acceptance is not required.

Very truly yours,

/s/ Robert Alan Heym, on behalf of
Graf von Westphalen Rechtsanwälte Partnerschaft